SUB-ITEM 77Q3

AIM Financial Services Fund

Due to the restrictions in the format of Form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for Items 72DD, 73A, 74U and 74V.


For period ending: 3/31/2009
File number: 811-3826
Series No.:  8


72DD  1 Total income dividends for which record date passed during the period.
        (000's Omitted)
        Class A                       $   488
      2 Dividends for a second class of open-end company shares (000's Omitted)
        Class B                       $   107
        Class C                       $    95
        Class Y                       $     5
        Investor Class                $ 2,147


73A   1 Dividends from net investment income
        Class A                         0.1300
      2 Dividends for a second class of open end company shares
        Class B                         0.0915
        Class C                         0.0915
        Class Y                         0.1300
        Investor Class                  0.1300


74U.  1 Number of shares outstanding (000's Omitted)
        Class A                          5,211
      2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
        Class B                          1,262
        Class C                          1,466
        Class Y                             72
        Investor Class                  19,055


74V.  1 Net asset value per share (to nearest cent)
        Class A                         $ 4.46
      2 Net asset value per share of a second class of open-end company shares
        (to nearest cent)
        Class B                         $ 4.45
        Class C                         $ 4.28
        Class Y                         $ 4.50
        Investor Class                  $ 4.50